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                                                                   EXHIBIT 10.18

                              CONTINUING GUARANTY
                            (INDIVIDUAL GUARANTOR)

SAFECO

Name and Address of Guarantor:                     Name and Address of Creditor:
Doreen M. Chiu                                     SAFECO Credit Company, Inc.
46970 Ocotillo Ct.                                 Northwest Division
Fremont, California 94538                          4909 156th Ave NE
                                                   Redmond, WA 98052-6664

The undersigned ("Guarantor") requests that SAFECO Credit Company, Inc. ("Creditor") extend credit or other financial accommodations to ATG Inc. dba Allied Technology Group ("Debtor")

In consideration of this extension of credit or financial accommodation, and other good and valuable consideration, receipt and sufficiency of which is acknowledged, Guarantor, as primary obligor and not endorser, absolutely and unconditionally guarantees the full and prompt payment when due of all present and future obligations of Debtor to Creditor, howsoever created, direct or indirect, absolute or contingent, now existing or hereafter arising, due or to become due, whether the obligations represent principal, interest, rent, late charges, indemnities, an accelerated balance, liquidated damages, a deficiency after sale or other disposition of leased equipment or collateral, or other sums owing to Creditor (all such obligations being hereafter referred to as the "Indebtedness"). Guarantor further agrees to pay all costs and expenses of every kind and nature, including without limitation, attorney fees (incurred with or without litigation and in bankruptcy proceedings), out-of-pocket expenses and court costs, paid or incurred by Creditor in attempting to collect the indebtedness and in enforcing, preserving or interpreting this "Guaranty".

This is a continuing guaranty. Creditor may from time to time grant credit or other financial accommodations to Debtor without further notice to Guarantor. The Guaranty shall remain in full force and effect until Guarantor delivers to Creditor written notice revoking the Guaranty as to Indebtedness incurred after receipt of the written notice, but the revocation shall not affect any Indebtedness incurred prior to receipt of the notice. The execution of this Continuing Guaranty shall not extinguish, release or waive any obligations, promises or guarantees contained in any guaranty previously executed by Guarantor.

Guarantor represents and warrants to Creditor that: (a) Guarantor has the legal capacity and power to enter into this Guaranty and perform its obligations hereunder, and (b) this Guaranty constitutes the valid, binding and enforceable obligation of Guarantor in accordance with its terms.

Guarantor waives notice of acceptance of this Guaranty by Creditor and all notices and demands of any kind to which Guarantor may be entitled, including without limitation, all demands for payment and notices of nonpayment, presentment, protest, notice of protest, and dishonor and notice of disposition of collateral under UCC 9-504. Guarantor further waives any defense arising by reason of the disability of Debtor, any lack of authority of Debtor with respect to the Indebtedness, the invalidity, illegality or lack of enforceability of the indebtedness, the failure of Creditor to acquire tide to any leased equipment or a security interest in any collateral or to perfect or maintain any interest therein or the loss or impairment of the liability of Debtor. Payment of any sums now or hereafter owing to Guarantor by Debtor is hereby subordinated in right of payment to the payment of the Indebtedness.

Without notice to or consent of Guarantor, and without affecting the obligations of Guarantor under this Guaranty, Creditor may from time to time (a) change the terms of the Indebtedness with the concurrence of Debtor, including but not limited to, renewal, extension, refinancing, modification of the interest rate or change in the manner or place of payment; (b) accelerate the maturity of, or release or compromise, any Indebtedness, or release any guarantor or release or impair any security for this Guaranty or the Indebtedness; (c) proceed against the Guarantor for payment of any Indebtedness without first proceeding against the Debtor or any other guarantor or any security for the indebtedness; (d) abstain from taking any action or exercising any right against Debtor, the security or any other guarantor. The rights of Creditor are cumulative and shall not be exhausted by exercise of any rights against Guarantor or Debtor until all Indebtedness has been paid.

The obligations of each Guarantor shall be joint and several, binding upon their respective heirs, personal nonrepresentatives, successors and assigns and inure to the benefit of the successors and assigns of Creditor. If legal action is taken to enforce this Guaranty, such action may be maintained separately or joined with an action against Debtor or any other Guarantor of Debtors obligations.

If a claim is made upon Creditor at any time for repayment of any amounts received by Creditor from any source on account of any Indebtedness and Creditor repays or becomes liable to repay such claim by reason of any judgment or order of any court or administrative body, or any settlement or compromise thereof, Guarantor shall be liable to Creditor hereunder for such amounts to the same extent as Guarantor would have been liable to Creditor if such amounts had never been received by Creditor, notwithstanding the termination of this Guaranty or the cancellation of any note or other instrument evidencing any indebtedness of Debtor.

This writing is intended by the parties to be an integrated and final expression of this Guaranty agreement and also is intended to be a complete and exclusive statement of the terms of that agreement. No course of prior dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms of this Guaranty. If any provision of this Guaranty is in conflict with any applicable statute, rule or law, such provision shall be deemed to be null and void to the extent it is in conflict, but without invalidating any other provision of this Guaranty. There are no conditions to the full effectiveness of this Guaranty.

Any notice or demand required or permitted to be given by Creditor to Guarantor may be given by first class mail postage prepaid or overnight delivery to Guarantor at the address shown above until Guarantor advises Creditor of a different address in writing.

GUARANTOR UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY, THE INDEBTEDNESS, OR ANY DEALINGS BETWEEN GUARANTOR AND CREDITOR RELATING TO THIS GUARANTY.

This Guaranty shall be governed by and construed in accordance with the internal laws (without applying the conflicts of law rules) of the State of California.


                   May 20th, 1997
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                   Date


Guarantor: _________________________________
                   Frank Y. K. Chiu

Witness:  __________________________________